Exhibit 10.1

CONSOLIDATED AND UPDATED TEXT OF THE OMA MINING PROPERTIES
LEASE AGREEMENT1

CORPORACIÓN DE FOMENTO DE LA PRODUCCIÓN

AND

SQM SALAR S.A. AND OTHERS

Agreement Index

FIRST: General Background.	1
SECOND: Considerations.	2
THIRD: Ownership of the Properties, Lease and Project.	3
FOURTH: Modification and Setting of the Consolidated Text of the Agreement.	4
FIFTH: Definitions.	4
SIXTH: Lease of the Properties and Exploitation.	10
SEVENTH: Rent.	10
EIGHTH: Product Traceability.	14
NINTH: Operating Commitment and Minimum Guaranteed Income.	14
TENTH: Restitution, Transfer and Acquisition Right.	14
ELEVENTH: Prohibitions.	17
TWELFTH: Environmental Compliance.	18
THIRTEENTH: CORFO Representatives.	19
FOURTEENTH: Access to Information by CORFO.	21
FIFTEENTH: Preferential Price for Specialized Producers.	21
SIXTEENTH: Force Majeure.	23
SEVENTEENTH: Company’s Obligation of Boundary Marking.	23
EIGHTEENTH: Mandate and Provision of Accounts.	23
NINETEENTH: External Auditor.	24

[1]

This version considers (i) the Modification, Consolidated and Updated Text of the OMA Mining Properties Lease Agreement, dated January 17, 2018, granted at the Santiago Notary Office of María Soledad Santos Muñoz, Book No. 707-2018, (ii) the amendment to such agreement, granted at the same notary's office and dated March 8, 2018, Book No. 2906-2018 and (iii) the Agreement Modification dated January 8, 2020, granted at the Santiago Notary Office of María Soledad Santos Muñoz, Book No. 236-2020.

SQM - Corfo Lease Agreement

TWENIETH: Grounds for Early Termination and Cure Periods.	24
TWENTY-FIRST: Guaranty and Joint and Several Co-Debt.	26
TWENTY-SECOND: Term.	26
TWENTY THIRD: Confidentiality.	26
TWENTY-FOURTH: Agreement Modifications.	27
TWENTY-FIFTH: Dispute Resolution and Arbitration.	27
TWENTY SIXTH: Anti-Corruption Regulations.	28
TWENTY SEVENTH: CORFO’s Cooperation with the Company.	29
TWENTY-EIGHTH: CORFO Board Agreement.	29
TWENTY-NINTH: Power to Bearer and Power to Rectify.	30
THIRTIETH: Notices.	30
THIRTY-FIRST: Representation and Warranties.	30
THIRTY-SECOND: Applicable Law.	31
THIRTY-THIRD: Expenses.	31
THIRTY- FOURTH: Interpretation.	31
FIRST TRANSITORY: Properties.	32
SECOND TRANSITORY: Sal and Salar properties.	35

ii	SQM - Corfo Lease Agreement

CONSOLIDATED AND UPDATED TEXT OF THE OMA MINING PROPERTIES
LEASE AGREEMENT

CORPORACIÓN DE FOMENTO DE LA PRODUCCIÓN

AND

SQM SALAR S.A. AND OTHERS

IN SANTIAGO DE CHILE, on January 17, 2018, before me CARMEN HORTENSIA SOZA MUÑOZ, attorney at law, Notary Public, Acting Holder Mrs. María Soledad Santos Muñoz, of the Seventh Notary Office of Santiago, appointed by the Illustrious Court of Appeals of Santiago by decree number 11-2018, dated January 4 of the current year; with office at 1161 Agustinas Street, mezzanine, commune and city of Santiago, appear: Mr. Patricio de Solminihac Tampier, Chilean, married, civil engineer, national identity card No. 6,263,302-6, and Mr. Ricardo Ramos Rodríguez, Chilean, divorced, civil engineer, national identity card No. 8,037,690-1, on behalf of SQM POTASIO S.A., sociedad anónima, sole taxpayer identification number No. 96,651,060-9; SOCIEDAD QUÍMICA Y MINERA DE CHILE S.A., sociedad anónima, tax identification number 93,007,000-9; and SQM SALAR S.A., sociedad anónima, tax identification number 79,626,800-K; all of the above domiciled at 4285 El Trovador Street, 6th Floor, Las Condes, in this city, on one hand; and on the other, CORPORACIÓN DE FOMENTO DE LA PRODUCCIÓN, tax identification number 60,706,000-2, a Chilean organization autonomous from the State, duly represented, as will be evidenced, by its Executive Vice President Mr. Eduardo Bitrán Colodro, Chilean, married, civil engineer, national identity card number 7,950,535-8, both domiciled for these purposes at 921 Moneda Street in this city, those appearing are adults, and prove their identity with the aforementioned identity cards and state:

FIRST: General Background.

By deed dated January 31, 1986, executed before the Notary Public of Santiago Mr. Sergio Rodríguez Garcés, Amax, Molymet and CORFO entered into the Agreement for the Salar de Atacama Project and its various annexes. Likewise, by deed of the same date and notary, Amax, Molymet and CORFO formed the limited liability company named Sociedad Minera Salar de Atacama Limitada. Subsequently, a lease agreement was entered into between CORFO and Minsal, by public deed dated April 18, 1986 before the Notary Public Mr. Sergio Rodríguez Garcés, whereby CORFO leased to said company, of which it was a partner, the usufruct of certain OMA mining properties, for the development of the project agreed in the Agreement for the Salar de Atacama Project. Furthermore, on December 14, 1992, by deed granted on that date and before the Notary Public of Santiago Mr. Raúl Undurraga Laso, Amax, with the express and irrevocable consent of the other partners of Minsal, sold, assigned and transferred to Amsalar, who bought, accepted and acquired for itself each and every one of the rights and corporate interests of the former in said company. Then, by public deed dated November 12, 1993, granted before the Notary Juan Ricardo San Martín Urrejola, the companies Amsalar and Molymet sold, assigned and transferred all of their corporate rights in Minsal to SQMK, leaving SQMK and CORFO as the sole partners of Minsal. On November 12, 1993, by public deed before the Notary Public of Santiago, Mr. Juan Ricardo

SQM - Corfo Lease Agreement

San Martín Urrejola, the agreement between CORFO and Minsal was executed, nullifying the previous lease agreement executed between the same parties in 1986. On the same date and before the same notary, the Project Agreement was executed between CORFO and SQMK, nullifying the 1986 agreement of the same name. The purpose of the Project Agreement was for Minsal to develop the Project to produce and commercialize any and all potassium, boron, lithium and sodium compounds, and, in particular, potassium or potassium salts, boric acid, lithium, lithium products, sodium chloride, potassium chloride, sodium sulfate, potassium sulfate and any derivative or compound thereof and any other mineral substances economically recoverable from one or more brines, aquifers, land, mining properties and other relevant assets and rights within the commune of San Pedro de Atacama, and especially within the leased OMA properties. By public deed dated August 8, 1994, Minsal was modified and converted into Sociedad Minera Salar de Atacama S.A., today the Company. Subsequently, on December 19, 1995, the Project Agreement was modified before the notary public of Santiago, Mr. Juan Ricardo San Martín Urrejola and on December 21, 1995, before the same notary, the Project Agreement was again modified. Finally, by public deed of the same date and before the same notary, the Parties amended the Agreement. On December 28, 1995, following a capital increase carried out the previous year, CORFO sold its interest in the Company. By deed dated November 29, 2012, the Company executed a unilateral agent declaration, whereby it transferred to CORFO the Sal and Salar Properties, which had been established by the Company in the area comprising the Properties.

SECOND: Considerations.

The Parties expressly state that they have taken into special consideration for the purposes of agreeing on the modification and  setting of the consolidated text of this Agreement and the Project Agreement, the following:

2.1.	The Agreement and the Project Agreement are related contracts, intimately linked to each other, which have bound and bind all those party to them, that is, the Companies and CORFO.
2.2.

The development of the lithium industry is of relevant importance for the  State of Chile, given that it possesses one of the world’s largest reserves of this mineral, whose sustainable exploitation means significant economic benefits and income for Chile, and, in addition, to become a significant contribution in the development of the industry associated with this mineral, especially of batteries and storage devices. For this reason, it must generate adequate conditions to enable its active participation in the expansion of the lithium market in the coming years and its positioning as a relevant player in the exploitation of lithium in the long term.

2.3.

Both for the aforementioned purposes and to generate the right conditions and incentives to encourage investment, innovation and increased levels of lithium exploitation in the coming years, it is necessary to improve and update the Agreement and the Project Agreement in order to increase the Company’s lithium production and commercialization quota within the term of  such contracts, establishing norms that ensure an efficient and sustainable exploitation subject to strict environmental protection standards, with the understanding that the Salar de Atacama is a basin whose aquifer systems are interconnected, and also best practices of compliance and

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corporate governance, and that regulate the timeliness and completeness of the information that the Companies must provide to CORFO to best comply with the Agreement and the Project Agreement.

2.4.

Likewise, it was deemed necessary to establish a new mechanism for calculating the Rent, which contemplates rates by price range to be applied to the price actually paid by the final consumer or unrelated third party. In order to safeguard this last principle, the Company must additionally make reasonable efforts to comply with the tax regulations that refer to advance price agreements that include lithium and potassium products.

2.5.

On the other hand, the need to create conditions to favor the development in our country of an industry of lithium products with greater added value was taken into account, for which purpose the granting of preferential lithium prices by the Company to Specialized Producers that manufacture such value-added products from lithium inputs extracted from the Properties in Chile is regulated.

2.6.

The sustainable development of economic activity in the Salar de Atacama and its surroundings is a priority objective of CORFO, for which it is essential that the Company commit to maintaining high standards of corporate social responsibility and practices of relationship and dialogue with the communities, especially with regard to possible environmental and social impacts of the Company’s activities in the area of influence of its operations in the Salar de Atacama, both in the communities and in the urban areas where it manufactures its products.

2.7.

Finally, shared value mechanisms were implemented with the local communities neighboring the Salar de Atacama, obligating the Company to provide contributions for research and development of the lithium industry and complementary industries.

THIRD: Ownership of the Properties, Lease and Project.

CORFO owns, among other mining properties, the Properties, on which the Project has been developed since 1983. This, with the essential purpose of being able to produce and commercialize all and any compound of potassium, boron, lithium and sodium and, in particular, potassium or potassium salts, boric acid, lithium, lithium products, sodium chloride, potassium chloride, sodium sulfate, potassium sulfate, and any derivative or compound thereof, and any other mineral substances economically recoverable from one or more brines, aquifers, soils, mining properties and other relevant assets or rights that are located or formed within the limits of the commune of San Pedro de Atacama, Province of El Loa, Region of Antofagasta, Republic of Chile. In this context and as mentioned above, in 1993 CORFO entered into the Project Agreement with SQMK and SQM, as well as the Lease Agreement for certain OMA mining properties with Minsal, which is still in force, whereby CORFO leased and granted to the Company the exclusive right to exploit 16,384 OMA mining properties. The Properties are valid, with their mining concession fees up to date and duly paid, registered on page 408 number 11 of the year 1977, on page 131 and the following pages, number 6 of the year 1979, and on page 62 number 15 of the year 1984, all of the Mining Property Register of the Custodian of Mines of El Loa, re-registered on page 926, number 248 of the Mining Property Register of the Custodian of Mines of Calama,

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corresponding to the year 2016, and which are identified in the First Transitory Clause. The referenced Properties are free of any surety, mortgage, litigation, right, action or exception of any type of class, with the exception of the registration of the lease agreement and the existing prohibitions in favor of the Company with respect to the 16,384 OMA mining properties that are included among the Properties, and that the Company is currently authorized to exploit. The lease agreement is registered under number 127 of page 239 dated November 30, 1993 of the Registry of Mortgages and Encumbrances of the Calama Mining Registry. The properties are also subject to the prohibition, registered on page 114, number 85 dated November 30, 1993, that CORFO will not carry out or permit any exploration, exploitation or mining, aquifer or industrial work of any type or kind itself or through third parties on any of the properties owned by it; and to the prohibition registered on page 116, number 86 dated November 30, 1993, by which CORFO agreed not to carry out or permit any exploration, exploitation or mining, aquifer or industrial work of any type or kind itself or through third parties on all of the 1,370 OMA mining properties that are property of CORFO and referred to in Annex 1 and in the attached plan annex number 2, added with the  number 4 at the end of the Registry of Prohibitions of the year 1993 in the Calama Mining Registry. CORFO also owns the Sal and Salar Properties, which are located within the perimeter of the Properties and identified in the Second Transitory Clause.

FOURTH: Modification and Setting of the Consolidated Text of the Agreement.

By the present act and as indicated in the Second Clause (Considerations) the Parties hereby agree to modify and set the definitive and consolidated text of the Agreement in accordance with the following Clauses.

FIFTH: Definitions.

Without prejudice to other definitions provided for in this Agreement, the terms set forth below shall have each time they are used in this Agreement, with initial capital letters, the meaning assigned to them in each case:

“Acquisition Right” has the meaning assigned to such term in Section 10.1(d).

“Additional  Quota” means the amount of 112,723 Mt of LME.

“Agreement” means this Lease Agreement, as modified and consolidated in this document, executed between CORFO and Sociedad Minera Salar de Atacama Limitada (now the Company), by public deed dated November 12, 1993, executed before the Notary Public of Santiago Mr. Juan Ricardo San Martín Urrejola, file number 8,802-1993, amended by public deed dated December 21, 1995, file number 13,417-1995, executed before the same notary.

“Amax” means Amax Exploration Inc.

“Amsalar” means Amsalar Inc.

“Anniversary” means an anniversary of the Commencement Date.

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“Anti-Corruption Laws” has the meaning assigned to that term in the Twenty-Sixth Clause (Anti-Corruption Regulations).

“Appeals Proceeding” has the meaning assigned to such term in Section 7.3(g).

“Arbitral Tribunal” has the meaning assigned to such term in the Twenty-Fifth Clause (Dispute Resolution and Arbitration).

“Assets Subject to Restitution” has the meaning assigned to such term in the Project Agreement.

“Boric Acid” means any commercial form of boric acid in any form, grade, concentration or degree of purity, its derivatives or compounds.

“Business Days” means days of the week, excluding Saturdays, Sundays, official holidays and public holidays, and days on which commercial banks in Chile do not open their offices to the public.

“CAM” means the Arbitration and Mediation Center of the Santiago Chamber of Commerce.

“Capacity of Expansion 1” means the additional production capacity, capable of producing at least 50 nominal kMt of battery grade lithium products per year. Prior to the existence of such capacity, the Capacity of Expansion 1 will be considered to be zero, until the corresponding steps are completed, unless the option to build the first part is taken, in which case the Capacity of Expansion 1 will be 25 kMt.

“CCHEN” means the Chilean Nuclear Energy Commission or the agency that replaces it.

“CCHEN Agreement” means the agreement of the Governing Board of CCHEN authorizing the sale of lithium products extracted from the Salar de Atacama pursuant to this Agreement, under conditions substantially similar to those previously authorized by such body for this type of contracts, in accordance with its legal powers and within the scope of its competence.

“Commencement Date” means the later of February 1, 2018, and the date on which (i) the CORFO resolution approving this Agreement and (ii) the resolution implementing the CCHEN Agreement are fully processed.

“Companies” means collectively the Company, SQM and SQMK.

“Company” means SQM Salar S.A.

“CONADI” means the National Corporation for Indigenous Development established by Law No. 19,253.

“Contract Auditor” has the meaning assigned to such term in the Nineteenth Clause (External Auditor).

“CORFO” means Corporación de Fomento de la Producción.

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“Corporations Act” means Law No. 18,046 on Corporations.

“Council” means the CORFO Council.

“Documents” means this Agreement, the Project Agreement and the bylaws of the Company, in effect now or in the future.

“Efficiency Quota” means the amount of 51,063 Mt of LME.

“Environmental Auditor” has the meaning assigned to such term in the Nineteenth Clause (External Auditor).

“External Auditors” has the meaning assigned to such term in the Nineteenth Clause (External Auditor).

“Force Majeure Event” means any unforeseen event beyond the reasonable control of the affected Party, which prevents it from performing its obligation, including, but not limited to, the following:

(a)	events of nature, including epidemics, earthquakes, hurricanes, landslides, floods, tsunamis or subsidence.
(b)	acts of the enemy, including wars, blockades, isolation, or insurrections
(c)	terrorism and riots.
(d)

orders, decrees of any governmental authority or entity, or the exercise of any emergency powers by any authority, which are binding on the Party, provided that they do not result from the wrongful act or omission of the affected Party, were not issued with general effect and extend beyond the scope of the industry.

“kMt” means thousands of metric tons.

“LCE” means lithium carbonate equivalent.

“Lithium Brine” means crude brine, concentrated brines and/or refined brines in any degree of concentration, lithium carnallite and other lithium raw materials extracted from the Properties.

“Lithium Products” means lithium carbonate in its technical grade and battery grade and lithium hydroxide in its technical grade and battery grade, in both cases in their various specifications.

“LME” means lithium metal equivalent.

“Magnesium Chloride” (bischofite) means any commercial form of magnesium chloride pentahydrate in any form, grade, concentration or degree of purity, its derivatives or compounds.

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“Minsal” means Sociedad Minera Salar de Atacama S.A., today the Company.

“Molymet” means Molibdenos y Metales S.A.

“Most Favorable Price Obligation” has the meaning assigned to such term in the Fifteenth Clause (Preferential Price for Specialty Producers).

“Mt” means metric tons.

“New Quota” means 185,767 Mt of LME.

“Original Quota” has the meaning assigned to such term in Section 7.2.

“Other Lithium Products” means any product other than lithium carbonate and lithium hydroxide, such as lithium bromide; lithium metal; lithium chloride; lithium sulfate for conversion to Lithium Products and/or Other Lithium Products; other products derived or composed from lithium; ceramics; slurries and/or chemical plant wastes with a lithium content to the extent sold commercially. For the purposes of this Agreement, lithium brines, which concept includes crude brine, concentrated and/or refined brines in any degree of concentration, lithium carnallite and other lithium raw materials shall not be considered as lithium products.

“Other Products” means any commercial form or product made from the salts or brines of the Properties, which is not defined in this Clause, as well as products derived or compounded therefrom.

“Parties” means all or any of the parties to this Agreement, that is, CORFO and each of the Companies.

“Payment Period” means the 30-day period following the close of each quarter, in other words, the month of April, July, October and January of each year.

“Potassium Chloride” means any commercial form of potassium in any form, grade, concentration or degree of purity, other than potassium sulfate, its derivatives or compounds.

“Potassium Sulfate” means any commercial form of potassium sulfate in any form, grade, concentration or degree of purity, its derivatives or compounds.

“Preferential Price” means the lowest export market parity price for the Company (FOB Chilean Port) that will be fixed on a monthly basis for technical grade Lithium Carbonate, battery grade, technical grade Lithium Hydroxide, battery grade and will correspond in each case to the weighted average FOB price calculated on the 20% lowest price of the volume exported by the Company in the last 6 months available, and will be in effect for the following month.

“Project” means the Salar de Atacama potassium salts and boric acid project (also referred to as the Minsal project or the Salar de Atacama project), as set forth in the Project Agreement and any amendments or modifications thereto incorporated therein in writing and by mutual

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agreement in the future, which contemplates the production and commercialization of any and all potassium, boron, lithium, magnesium, sulfate and sodium compounds and, in particular, boric acid, lithium, lithium products, sodium chloride, potassium chloride, sodium sulfate, potassium sulfate and any derivatives or compounds thereof and any other mineral substances economically recoverable from one or more brines, aquifers, soils, mineral properties and other relevant assets or rights that are located or created within the boundaries of the Properties, the Rigo Properties and those properties that may be acquired in the future.

“Project Agreement” means the Project Agreement, its annexes and its written amendments, which was executed by SQMK, SQM and CORFO, by public deed dated November 12, 1993, executed before the Notary Public of Santiago Mr. Juan Ricardo San Martín Urrejola, file number 8,801-1993, modified by public deed dated December 19, 1995, book number 13,295-1995, by public deed dated December 21, 1995, book number 13,418-1995, both executed before the same notary and by public deed of the same date and notary office.

“Properties” means the OMA mining properties identified in the First Transitory Clause (Properties).

“Protection Ring 2” means the area within 2 kilometers from the outer perimeter of the Properties and the Rigo Properties, which the Company or any Related Parties has established or will establish in the future, as detailed in Annex 3. This area may be modified by mutual agreement of the Parties based on technical background and/or studies to be carried out and which must be concluded before the end of the Term of the Agreement.

“Protection Ring 10” means the area within 10 kilometers from the outer perimeter of the Properties and the Rigo Properties, which the Company or its Related Parties have established or will establish in the future, as detailed in Annex 2.

“Quotas” means collectively the Additional Quota, the New Quota and the Efficiency Quota.

“RCAs” means the environmental qualification resolutions that the Project has currently or in the future may have.

“Related Parties” means the companies, entities or natural or legal persons, national or foreign, that with respect to any of the Companies, are in any of the following situations:

(a)	All the companies, entities and persons related to the Companies, as defined in Article 100 of the Securities Market Law, but excluding affiliated companies;
(b)

The controller or controllers of the Companies, and their subsidiaries; all persons, companies and entities that have a common controller or controllers of any of said Companies; and all natural or legal persons that, directly or indirectly, participate in their control in accordance with Article 97 of the Securities Market Law;

(c)

Natural or legal persons that participate directly or indirectly in a joint venture agreement to participate with identical interest in the management of the Companies and their subsidiaries, or to obtain control of them, as defined in Article 98 of the Securities Market Law;

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(d)	All natural or legal persons who exercise decisive influence in the decisions of the Companies, whether or not they are controlling them, as defined in Article 99 of the Securities Market Law.

For purposes of the provisions of the Seventh Clause (Rent), a Related Party shall also be understood as (i) the affiliated companies of the Companies, (ii) any third party that grants a credit to the Company or its Related Parties, in the terms indicated in the preceding letters, where the payment of such credit is made by the sale of products extracted or processed by the Company and/or through preferential prices; and (iii) any third party with which the Company or its Related Parties have tolling or product processing agreements, in Chile or abroad.

“Rent Period” means the quarter ending on the last day of every third month, that is, March thirty-first, June thirtieth, September thirtieth and December thirty-first of each year.

“Replacement Value” has the meaning assigned to such term in Section 10.1(d).

“Representatives” has the meaning assigned to such term in Section 13.1.

“Rigo Properties” means the mining properties Rigo 1 to 3660 of 5 hectares each, located in the commune of San Pedro de Atacama, province of El Loa, Region of Antofagasta, Republic of Chile and that were given by CORFO to the Company, by public deed of amendment of the same granted on November 12, 1993, before the Santiago Notary Public Mr. Juan Ricardo San Martin Urrejola, which properties were registered in the Company’s name on page 651 number 125 and page 48 number 9 of the Mining Property Register of the Custodian of Mines of El Loa-Calama Mining Registry corresponding, respectively, to the years 1993 and 1994.

“Sal and Salar Properties” means the mining properties identified in the Second Transitory Clause (Sal and Salar Properties).

“Securities Market Law” means Securities Market Law No. 18,045.

“SMA” means the Superintendency of the Environment.

“Sodium Chloride” (halites) means any commercial form of sodium chloride in any form, grade, concentration or degree of purity, its derivatives or compounds.

“Sodium Sulfate” means any commercial form of sodium sulfate in any form, grade, concentration or degree of purity, its derivatives or compounds.

“Specialized Producers” has the meaning assigned to such term in the Fifteenth Clause (Preferential Price for Specialized Producers).

“SQM” means Sociedad Química y Minera de Chile S.A.

“SQMK” means SQM Potasio S.A.

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“Term of the Agreement” has the meaning assigned to such term in the Twenty-Second Clause (Term).

“Unrelated Third Party” means, with respect to an entity, someone that is not a Related Party to that entity.

“US$” or “Dollar” means United States dollar.

SIXTH: Lease of the Properties and Exploitation.

CORFO gives and leases the Properties to the Company, which accepts and receives them. In any case, the Company may only exploit 16,384 of the total Properties, with the purpose of extracting and producing products of Potassium Chloride, Boric Acid, Magnesium Chloride or Bischofite and Lithium Products or any other mining substance existing therein, including the by-products Sodium Chloride and Sodium Sulfate and others that may be applicable. The 16,384 properties that may be exploited are identified in the plan which, signed by the Parties, is attached as Annex 1. Likewise, during the Term of the Agreement, SQM and the Company undertake to maintain the mining property located within the area of Protection Ring 10. It is hereby established that in Protection Ring 10, the Companies and their Related Parties may not carry out any exploitation during the Term of the Agreement, and that with respect to Protection Ring 2 this prohibition will be extended until 15 years after the expiration of the Term of the Agreement. All of the foregoing, in the terms set forth in the Tenth Clause (Restitution, Transfer and Acquisition Right) and Eleventh Clause (Prohibitions).

SEVENTH: Rent.

7.1.

As of the Commencement Date, the Company will pay to CORFO a lease rent corresponding to a percentage with progressive and marginal scales based on the weighted average sales price (value net of taxes), according to the Rent calculation mechanism in Annex 6, of Lithium Products, Other Lithium Products, Potassium Chloride, Potassium Sulfate, Boric Acid, Magnesium Chloride, Sodium Chloride and Other Products extracted from the Properties, without deduction of costs or expenses of any kind (the “Rent”). The Rent shall be determined and paid, starting from the Commencement Date, for all of the products that have been produced by the Company from the brine extracted from the Properties and sold by the Company or any of its Related Parties according to the tables contained in Annex 5.

7.2.

For Lithium Products, the Rent will apply to sales originating from Quotas and which will begin to be produced and sold as of the Commencement Date. However, with respect to sales originating from the balance of the original quota, amounting as of this date to approximately 64,816 Mt of LME, without limiting the certification to that effect which in due course will be granted by CCHEN (the “Original Quota”), the Rent shall be determined and paid based on the fixed rate indicated in Annex 5, calculated on the basis of the weighted average sales price (value net of taxes), according to the Rent calculation mechanism in Annex 6, without deduction of costs or expenses of any kind. The Parties hereby agree that the Original Quota may only begin to be produced and sold as from January 1, 2024 until its exhaustion or until

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December 31, 2030, whichever occurs first; being distributed uniformly in each of the years included in said period.

7.3.	The determination and payment of income will be subject to the following rules:
(a)

The Rent shall be calculated and paid based on the weighted average final sales price (net of taxes) of the respective product, according to the Rent calculation mechanism in Annex 6, sold by the Company or any of its Related Parties to an Unrelated Third Party, during the respective Rent Period. The Rent shall apply starting on the Commencement Date to all of the products produced by the Company from the Properties and sold by the Company or any of its Related Parties, according to the tables contained in Annex 5.

(b)

If CORFO has reasonable grounds to believe that a final purchaser is a Related Party, but the Rent paid was calculated as if it were an Unrelated Third Party, it shall submit this in writing to the Company, which shall use its best efforts to explain and demonstrate that such final purchaser is not a Related Party. In the event that CORFO is not satisfied with such explanation, the Appeals Procedure will be implemented.

(c)

The Company is obliged to inform CORFO as soon as it becomes aware of any tolling agreement, joint ventures, off-take agreement and any other type of association with Unrelated Third Parties related to any of the products referred to in this Agreement, extracted from the Properties and which have been agreed to by the Company or its Related Parties.

(d)

The Company will determine the amount of the Rent corresponding to each Rent Period, in Dollars and its value will be paid in its equivalent in Chilean pesos, according to the observed exchange rate in effect on the day the payment is made as certified by the Central Bank of Chile. The Company shall deliver to CORFO proof of the electronic bank transfer or bank deposit corresponding to each Rent Period, together with a payment or settlement statement and all the respective Rent calculation information, in systematized form and in digital format, including the supporting background information on which such payment or settlement statement is based, with all the background information referred to in the Fourteenth Clause  (Access to Information by CORFO), duly updated as of that date. It shall be the Company’s obligation to maintain an updated information platform that CORFO will use for such purpose.

(e)

In the event of delinquency or simple delay in the payment of the Rent, it will accrue penal interest on a daily basis, from the date of delinquency or simple delay until the date of actual payment, equivalent to the maximum standard rate allowed to be provided for credit transactions of money in non-adjustable national currency of more than 90 days, at the rate in force on the date of delinquency or simple delay, or on the date of actual payment, at CORFO’s election.

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(f)

In the event that after the payment of the Rent, CORFO detects minor differences or obvious calculation errors in the computation of the Rent or requires further background and/or information, it will communicate this to the Company by means of a written communication, stating the reasons on which the claim is based and/or the amount of the differences detected. In the event that the Company agrees with CORFO’s claim, the Company will have a period of 10 Business Days to resolve it, either by paying the difference and/or providing CORFO with further background and/or information.

(g)

Notwithstanding the foregoing, CORFO shall have the right to contest any Rent payment settlement. For such purposes, CORFO shall inform the Company in writing, stating the reasons on which it is based and the amount of the differences detected. In this case, the issuance of the invoice by CORFO and the receipt and collection of the Rent shall not constitute acceptance by CORFO. The sending of such letter will give rise to the following procedure (the “Appeals Procedure”):

(i)	The Company will have a period of 15 Business Days to send to CORFO the background information justifying the settlement, rejecting CORFO’s position, or to pay such differences.
(ii)

If such background information is not sufficient in CORFO’s opinion or if the Company does not agree with CORFO’s position, CORFO shall propose to the Company a list of 3 first level independent experts and/or auditors operating in Chile and independent of both parties, from which the Company shall select one of them within 5 Business Days after receiving the list. If the Company does not do so within that term, CORFO shall select and directly contract the services of such auditing firm or expert. The independent expert and/or auditor shall be entitled to request from the Company and/or CORFO all the information it deems necessary, which must be provided by the Company and/or CORFO within 10 Business Days. The review of the Rent shall conclude with a final report to be delivered by the independent expert and/or auditor to both Parties within a term not to exceed 60 calendar days, extendable by the Parties, counted from the date of acceptance of the appointment, and which shall determine the correct calculation of the Rent. Any adjustment resulting from the decision of the Expert and/or independent auditor shall be included in the settlement for the next quarter. This is subject to the right of the parties to appeal to the Arbitral Tribunal. If there is a difference in favor of CORFO, the Company shall pay it with the current interest for credit transactions of non-adjustable money in local currency, from the date of the settlement presented by the Company until the date of the actual payment of such difference. It shall also pay CORFO the cost of the independent expert and/or auditor, unless CORFO’s position is completely rejected.

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(iii)

If any of the Parties does not agree with the report of the independent expert and/or auditor, and only after its conclusion, such Party may resort to the arbitration provided for in this Agreement for the correct determination of the Rent. If the Arbitral Tribunal determines that the Rent payment made by the Company was less than the amount due, the Company shall pay the difference, for all the Rent Periods affected by such insufficiency, plus interest equivalent to the maximum standard rate allowed to be provided for credit transactions of money in non-adjustable national currency of more than 90 days, at the rate in force between the date on which the payment should have been made or the date of its actual payment, at CORFO’s election. In addition, the Company shall pay in full the cost of the independent expert and/or auditor and the costs of the arbitration. If, on the other hand, the Arbitral Tribunal determines that the Rent payment made by the Company pursuant to the review of the Rent was equal to or greater than that due, CORFO shall reimburse the Company for any excess amount paid, duly adjusted, in the following quarter’s payment, and the payment of the costs of the arbitration.

(iv)

If within a period of 3 consecutive years, the Company is sentenced by the Arbitral Tribunal on 2 occasions to pay to CORFO differences in the calculation and payment of Rent, in the second arbitration trial the Company agrees to pay in favor of CORFO, both the difference in Rent determined by the judgement and the interest accrued in the manner set forth in Section 7.3(e)and the costs of such arbitration process. Likewise, and as a penalty and as an anticipated assessment of the damages, the Company agrees to additionally pay a fine equal to the amount of such difference.

(h)

Unless otherwise agreed, the Parties agree that in the event that the Company decides to carry out the exploitation of Other Products and Other Lithium Products (other than those intended to be converted into Lithium Products), it shall pay provisionally and for a maximum of 3 Payment Periods, a Rent equal to 10% calculated on the basis of the sales price, according to the Rent calculation mechanism in Annex 6. Before the expiration of the 3 Payment Periods, the Company shall negotiate in good faith with CORFO the definitive rate or range of rates on which the Rent shall be calculated, for which purpose the Company shall provide CORFO with all the technical and economic background information related to the new product, in accordance with the information required for such purposes in this Agreement. If no agreement is reached, the Rent shall be determined by an independent expert and/or auditor, in accordance with the provisions of the appeals procedure, as applicable.

(i)

Sales of moist, unfinished potassium chloride, based on its degree of processing required for international markets, which are carried out between the Company and its Related Parties for conversion to other products, shall be subject to the corresponding rate according to the price range as established in

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Annex 5, using for such purpose 81% of the average sales price of Potassium Chloride, finished product, to an unrelated end customer in the respective Rent Period.

EIGHTH: Product Traceability.

The Company undertakes, by the first Anniversary, to implement the necessary mechanisms to guarantee CORFO comprehensive traceability of the lithium products through the identification of the batch number and quantity determined at the chemical plant, which must be reflected in all sales invoices of the Company, as well as in the sales invoices of SQM and its Related Parties to the end customer. For all other products other than lithium products, it will be presumed that they are products derived from the Properties, unless the Company proves their acquisition from third parties through its accounting documentation.

NINTH: Operating Commitment and Minimum Guaranteed Income.

If during any calendar year beginning from the Commencement Date, the Company sells a quantity of tons less than 60% of the sum of (i) 66 kMt plus (ii) the Expansion 1 Capacity (the “Minimum Operating Capacity for Guaranteed Payment”), as indicated in Annex 9, for any reason other than a Force Majeure Event, the Company will pay to CORFO, within the first quarter of the calendar year following such year, additional rent until reaching such quantity of tons equivalent to the percentage indicated above.

TENTH: Restitution, Transfer and Acquisition Right.

10.1.	At the end of the Term of the Agreement, the following obligations, rights and options shall become due:
(a)

The Company shall return to CORFO all that personal property and real estate that it delivered to the Company by virtue of the Project Agreement, and, among others, the Assets Subject to Restitution, within a period of 3 months from the termination or dissolution referred to above;

(b)

Within the last 6 months of the Term of the Agreement or the 6 months after its termination, CORFO shall have the irrevocable option to purchase all or part of the water use rights that SQM, the Company or any of its Related Parties currently owns or in the future would acquire or establish, that benefit or are necessary for the exploitation, either currently or in the future, of the Properties, and that are located outside the perimeter of the Properties. For the exercise of this option, the Company and its Related Parties shall make available to CORFO an amount of water rights equivalent to the greater of the following alternatives: (x) 240 liters per second as indicated in the RCA currently in force; (y) the maximum quarterly flow used by the Company in the operation of the Project during the last 5 years of the Term of the Agreement; and (z) the maximum flow indicated in the RCA(s) in force at the time of the termination of the Term of the Agreement. The acquisition price shall be the one agreed by the Parties, and if such agreement is not possible, the price determined by an independent and internationally recognized

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appraiser, appointed by mutual agreement between the Parties or, failing such agreement within 10 business days, by the Arbitral Tribunal, which shall be constituted for the sole purpose of appointing the appraiser. The intervention of the Arbitral Tribunal in the appointment of the appraiser shall not disqualify its members from hearing disputes arising from the determination of the price. The price of the option shall be calculated considering the value of such assets in the market of the Antofagasta Region. The Company shall safeguard with due diligence the ownership of such rights and assets, and shall be subject to a prohibition to enter into acts or contracts without the prior written consent of CORFO. CORFO shall be entitled to transfer its rights to this purchase option to third parties, which shall include the acceptance by the acquirer of the stipulations set forth in this Clause and the Twenty-Fifth Clause (Dispute Resolution and Arbitration).

(c)

The Company or its Related Parties shall transfer to CORFO free of charge all the easements, whether they are mining or of any other nature, that benefit the Properties and/or the Project, regardless of the location. This obligation does not apply to mining easements established in the Salar del Carmen. Also, subject to the provisions of current legislation, the Company shall transfer to CORFO or its designee, free of charge, the ownership of all environmental permits, such as the RCAs, which are in force at the time of conclusion of the Term of the Agreement.

(d)

The Company grants CORFO an irrevocable purchase option to acquire all or part of the assets that the Company uses as production facilities at the Properties, for the exploration, monitoring, exploitation and installations of production associated with the Properties, as well as for the extraction and solar evaporation of brine, including surface lands, wells, evaporation ponds, pumps and related equipment, as well as other facilities, infrastructure and assets that benefit the Project and that are located within the area of the Properties and the perimeter of Protective Ring 10 (the “Acquisition Right”). Such assets shall be inventoried for these purposes prior to the end of the Term of the Agreement. For the purposes of determining the value of those assets that are not land, this shall be equivalent to the replacement value, considering their economic depreciation (the “Replacement Value”). For purposes of determining the purchase value of land, if any, this will be calculated considering the value of such assets in the market of the Antofagasta Region for non-agricultural rural areas. In no case will these assets be valued as essential going concern assets. The Acquisition Right may be exercised by CORFO within 6 months prior to the end of the Term of the Agreement or 6 months after the end of the Term of the Agreement. If the Parties do not agree on the Replacement Value or the value of the land, within 60 Business Days of the exercise of the right by CORFO, it shall be determined by an independent and internationally recognized appraiser, appointed by mutual agreement between the Parties or, failing such agreement within 10 Business

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Days, by the Arbitral Tribunal, which shall be constituted for the sole purpose of appointing the appraiser. The intervention of the Arbitral Tribunal in the appointment of the appraiser shall not disqualify its members from hearing disputes arising from the determination of the price. CORFO’s Acquisition Right may be transferred to third parties, which transfer shall include the acceptance by the acquirer of the stipulations set forth in this Clause and the Twenty-Fifth Clause (Dispute Resolution and Arbitration).

(e)

Within the last 6 months of the Term of the Agreement or within 6 months after its termination, CORFO shall have the right to purchase the mining concessions that the Company or any Related Party to it currently holds or may hold in the future on the surface included within Protection Ring 2, in which case, CORFO shall pay the effective and accredited value that the Company or its Related Parties have reasonably incurred in establishing, defending and protecting such mining concessions, which value shall be duly audited and validated by an independent external auditor. SQM declares that it holds mining concessions in Protection Ring 2, which are indicated in Annex 3. The Company shall safeguard with due diligence the ownership of such rights and assets, and shall be subject to a prohibition to enter into acts or contracts without the prior written consent of CORFO. In the event that CORFO and/or the third-party holder of the purchase option right do not exercise it, the Companies and any of its Related Parties are obliged not to extract brine in the referred Protection Ring 2 for a period of 15 years from the termination of the Agreement.In the event that CORFO and/or the third-party holder of the purchase option right exercises such option, they may not extract brine in Protection Ring 2. If the option is transferred to a third party, the third party must accept the stipulations set forth in this Clause and the Twenty-Fifth Clause  (Dispute Resolution and Arbitration).

(f)

The transfer of title to the assets covered by the options in Sections 10.1(b), 10.1(d) and 10.1(e) shall be effected within 90 days of the exercise of the options. The transfer of the assets referred to in Sections 10.1(a) and 10.1(c) shall be effected at the time of termination of the Agreement. In any event, the assets to which these options and rights relate must be acquired and paid for by the acquirer in cash within 180 days after their price has been determined and the acquirer shall not be entitled to take possession of them or exploit them until the price has been fully and finally paid, if any, and the Agreement has been terminated.

(g)

Within 6 months from the end of the Term of the Agreement, CORFO will have the option to remove free of charge all or part of the remaining slurries and/or wastes with lithium content from the Company’s lithium chemical plants, at its own cost and expense.

(h)

At the end of the Term of the Agreement, the totality of the brines, salts in ponds, harvested salts, salt stockpile, and any other product or material extracted, whether in process or as a finished product, discard or waste, that

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remain in the Salar de Atacama, will be the exclusive domain and property of CORFO.

10.2.

At the end of the Term of the Agreement, CORFO shall have the right to demand the payment of rent for finished products of extracted material at that date, which are pending sale and outside the Properties, which the Company shall duly inform  CORFO for such purposes. Such rents shall be paid in full to CORFO within 6 months from the termination of the Agreement, whether or not such products have been  sold. In the latter case, the rent shall be paid to CORFO based on the sale prices of the products of the last quarter of the Term of the Agreement.

10.3.

Once the Agreement has ended, the Parties shall have a term of 3 months for the purpose of carrying out the material delivery of the facilities and other assets subject to this Clause, with due regard to the terms established for exercising the different purchase options referred to in this Clause. During such period the Company shall remain responsible for them, and shall deliver the mining properties and other assets free of any occupant. In turn, the Company shall have a term of 12 months to remove all the elements, equipment and installations that it has added or constructed on the Properties that are not Assets Subject to Restitution or the object of the Acquisition Right, as indicated in the inventory to be made for these purposes, without such removal constituting an obligation for the Company. The aforementioned items, equipment and facilities that are not withdrawn by the Company within the aforementioned term, shall pass by right to CORFO’s ownership and shall thereafter be under its exclusive and total control. The Company shall make reasonable efforts so that the removal of the aforementioned assets does not hinder the new operation.

10.4.	The Company undertakes to return the assets covered by this Clause free of any occupation and impediment that hinders their use, enjoyment and disposition.

ELEVENTH: Prohibitions.

The Companies shall not:

(a)	Commercialize Lithium Brine extracted from the Properties, except for the following exceptions:
(i)	if expressly authorized by CORFO; and
(ii)

in the case where it is intended to be sent abroad for samples without commercialization purposes, but only for technical purposes for the study and design of industrial equipment and plants for the Company’s production process. The Company must previously inform CORFO, attaching the agreement between the Company and the third-party company that will carry out the tests, including all the background information supporting such tests. Shipments of samples abroad shall not exceed a maximum of 150 Mt/year. CORFO shall have the right to receive from the Company the detailed results of the review and design processes that motivated the shipment of the respective

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samples, subject to the provisions of the Thirteenth and Fourteenth Clauses.

(b)

Dispose of and encumber in any way, and enter into any act or contract that affects the use, enjoyment and disposition, without prior express and written consent of CORFO, of the Assets Subject to Restitution, the assets subject to purchase option, and the assets that may be subject to the Acquisition Right, except in the case of acts or contracts that correspond to the ordinary course of the operation of the Project or to the replacement or refitting of facilities in the normal course of the development of the Project.

(c)	Extract brine during the Term of the Agreement in the mining concessions of its property that are located within Protection Ring 10.
(d)

Extract brine from the mining concessions of its property that are located within Protection Ring 2 for a period of 15 years from the expiration of the Term of the Agreement, without the prior written authorization from CORFO.

(e)

Agree directly or indirectly, with the other operators of the OMA belongings of the Salar de Atacama, without prior authorization from CORFO, ways of operating that mean a joint or integrated operation of both operations; so that its operation is always independent and that there is no facilitation of operational information, business strategies, information systems or common applications and/or people conventions or pacts that represent price agreements and others that by their nature may adversely affect the Rent. This prohibition shall not extend to a possible environmental coordination and/or in the field of conducting joint hydrogeological studies or other commercial agreements that do not infringe upon such prohibition, for the better protection or understanding of the Salar de Atacama.

TWELFTH: Environmental Compliance.

The Company undertakes to comply with the final resolutions or instructions of the environmental authority or, if applicable, the environmental or ordinary courts, as appropriate, as well as comply with current environmental legislation and the respective RCAs, especially to comply with the compliance program or programs agreed upon by the Company and the SMA with their respective control mechanisms, which guarantee the sustainable management of the Salar. Likewise, the Company undertakes to develop and implement within a period of 18 months from the Commencement Date, a regular and continuous online monitoring information system that allows CORFO and its committees, the competent authorities and supervisory bodies to verify and have access to (i) online information that will be required instantaneously, which will be the one established for each system in the RCA(s), and which relate to continuous measurements of parameters, as well as other variables that allow for the visualization and/or anticipation of a water imbalance in the systems to be protected and (ii) other information that the RCAs need to communicate, which will be uploaded to the system with the frequency that such RCAs establish. Within 30 months from the start date and within the framework of the obligations under Section 16.6

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of the Project Agreement, the Company will develop a system that allows sharing information of environmental relevance and community interest, which will feed the online information system referred to above. The latter system and its content shall be agreed between the Company and the Non-Metallic Mining Committee. In addition, the Company shall collaborate permanently by providing CORFO with the relevant studies that have been carried out to comply with the obligations imposed by the Agreement in this matter free of charge, and other technical, productive, geological, hydrogeological and environmental information that is necessary to adequately understand the information provided by regular monitoring, providing the necessary facilities so that CORFO has expeditious access to such information. CORFO and/or the committee designated by it, may carry out at its own cost environmental, hydrogeological, reserves, reinjection and/or strategic studies in the entire Salar de Atacama basin, for which the Company shall provide all the collaboration and support necessary for the development of such studies, as well as work together in the improvement of a sustainable environmental strategic model and integrated monitoring of the Salar, in which the Company shall participate jointly with CORFO and/or the designated committee. The Company will have the right to review the previous drafts of these studies, in order to have the possibility of including its comments in the reports before their publication to avoid possible errors that could be corrected in a timely manner in the final reports, in cases in which CORFO independently finds merit in the proposed correction. If the Company deems it appropriate, it may send its opinion on the final report to the Public-Private Council of the Non-Metallic Mining Committee, which will publish on its website the CORFO report and the Company’s opinion, as well as any opinion of third parties with an interest in the subject. In the handling of the information referred to in this Clause, CORFO shall be subject to the confidentiality obligations set forth in the Twenty-Third Clause (Confidentiality).

THIRTEENTH: CORFO Representatives.

13.1

The Parties agree that CORFO shall have representatives before the Company to supervise itself, or through third parties it may designate for such purpose, the performance of the Agreement. For this purpose, the Company, SQM and its Related Parties shall be obliged to safeguard and maintain the information that allows CORFO to easily identify the assets and sales related to the performance of the Agreement, and shall also provide all the documentation, information and commercial data that may be necessary for the aforementioned purpose. Subject to the Company’s confidentiality and security requirements, the representatives shall have the right to audit, make appraisals, take samples, examine, and make copies or extracts of exploration, exploitation, operating, production, financial and commercial records in any form that are stored, whether written, electronic or otherwise, in relation to this Agreement, that are in the possession or under the control of the Company, for the sole purpose of evaluating the Company’s compliance with the obligations set forth in this Agreement. Likewise, the Company, SQM and its Related Parties shall be obliged to provide and deliver to the Representatives all relevant information to verify compliance with the obligations of this Agreement, related to the consignment of products, tolling, joint venture, off-take and commercialization of all products subject to this Agreement, as well as all information related to or concerning the Properties, the Rigo Properties, the Sal and Salar Mining Properties, and the Assets Subject to

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Restitution, and in respect of which purchase options have been agreed upon, granting the necessary facilities and access to such information at the sole request of CORFO. The Company shall keep such records updated at all times during the Term of the Agreement and for a period of 3 years after its expiration.

13.2	The Company shall, at any time upon CORFO’s request, make the records available for evaluation and audit as follows:
(a)

Such records shall be made available during business days and hours at the office of the Company or its facilities, subject to at least three Business Days’ prior written notice. Subject to reasonable confidentiality and security requirements, including prior coordination with the Company, CORFO shall have the authority to enter the Properties and the facilities and plants at any time for the purpose of reviewing and corroborating the information provided by the Company in the areas described above.

(b)

The costs of any audit performed under these provisions shall be borne by CORFO, unless as a result of the audit substantive information relating to fraud, misrepresentation or noncompliance by the Company is discovered, in which case CORFO may recover the relevant costs from the Company.

(c)

If as a result of the reviews carried out by CORFO any observations of any kind are generated, CORFO will inform the Company by means of a written communication, stating the reasons on which they are based. The sending of such letter will give rise to the application of the appeals procedure established in this Agreement, subject also to the provisions of the Twenty-Fifth Clause (Dispute Resolution and Arbitration), as applicable.

(d)

The Company shall provide the facilities for CORFO to implement such systems as it deems appropriate for the proper control of compliance with this Agreement, which, in any case, shall not interfere with the operation of the Company. Such obligations shall constitute a material obligation of this Agreement, to the extent that such obligations have a direct impact and a material effect on the performance of the obligations under this Agreement. CORFO shall communicate in writing to the Company the person or persons designated for such purposes at such time or times as it deems appropriate.

13.3

CORFO through its Representatives shall have the right to request from the Company and to access at a minimum the information indicated in the Fourteenth Clause (Access to Information by CORFO), which shall be maintained during the Term of the Agreement and for a period of 3 years after its expiration.

13.4

The information that CORFO shall have the right to require from the Company by virtue of this Clause shall not include information of the Company that constitutes a sensitive industrial secret and must be requested with due notice so as not to hinder the normal development of the Company’s operations.

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FOURTEENTH: Access to Information by CORFO.

CORFO through its Representatives shall have the right to request from the Company and to access at a minimum the information contained in Annex 7.

FIFTEENTH: Preferential Price for Specialized Producers.

15.1.

In line with the efforts made by the State of Chile to attract industries that add value and produce higher value-added goods in the country, the Company  agrees that during the entire term of the Agreement, and subject to CORFO’s approval in each case, it will offer its lithium products at the Preferential Price (the “Most Favorable Price Obligation”), to specialized producers, whether public or private, of value-added products including, among others, the production of lithium cathodes, lithium battery components and lithium salts, which carry out their production activities in Chile (“Specialized Producers”). For these purposes, the Preferential Price will be defined after CORFO communicates who these Specialized Producers are, and will consider the specifications and categories of the products and their volumes. Other conditions, such as payment and credit characteristics, if any, shall be negotiated between each Specialized Producer and the Company, under conditions equivalent to those agreed between the Company and other customers. Those companies established in Chile that have developed or acquired technology that allows them to develop value-added products, such as those already mentioned, based on what is produced by the Company by virtue of this Agreement, are considered Specialized Producers. Accordingly, in no case may the preferential sale be allocated by the Specialized Producers or their subsidiaries for the commercialization of products such as lithium carbonate, lithium hydroxide or lithium chloride in any of its grades.

15.2.

The Most Favorable Price Obligation may not initially exceed fifteen percent of the annual theoretical production capacity of lithium hydroxide and lithium carbonate products, as indicated in Annex 11. Once the aforementioned fifteen percent has been fully allocated, such percentage shall be increased in two point five percent increments annually until reaching twenty-five percent of the annual theoretical production capacity. To make this option effective, CORFO must indicate in writing the company or companies that qualify as Specialized Producers, at least one year prior to the start of these sales.

15.3.

The Most Favorable Price Obligation shall be formalized by means of a contract signed between the Company and each of the Specialized Producers. In such contract, the parties shall establish, at least, reciprocal rights and obligations, in particular, the Most Favorable Price Obligation of the Company and the obligation of the Specialized Producer to use the lithium products acquired from the Company only for the production of value-added products; the validity of the Most Favorable Price Obligation assumed by the Company in the Agreement, which can only be effective so long as the Specialized Producer status is maintained; the mechanisms for adjusting the percentage of lithium products subject to the Most Favorable Price Obligation, if applicable; and the guarantees to ensure compliance with the parties’ obligations, especially for compliance with the Most Favorable Price Obligation. The Company

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will not assume liability for changes in the conditions or termination of the contract due to the qualification, changes or loss of the Specialized Producer status as determined by CORFO. CORFO will not be a party to the aforementioned contract, nor will it have any liability for the failure to comply with the Most Favorable Price Obligation or any of the other obligations set forth in the aforementioned contract. However, given the public interest involved in the Most Favorable Price Obligation, CORFO may carry out actions aimed at supervising and verifying compliance with the obligations agreed to by the parties, which shall be expressly set forth in the contract signed by the Company and each Specialized Producer. For the foregoing, CORFO shall be notified of any failure to substantially comply with the contract entered into for these purposes between the Company and the Specialized Producers, whether total or partial, by the affected Specialized Producer or by the Company, as the case may be. The notification must be made in writing to CORFO, indicating the circumstances that constitute the total or partial breach of the obligations, and providing the background information on which it is based. CORFO, through the corresponding administrative act, may revoke or nullify the status of Specialized Producer, in cases it has been contemplated in the administrative act that they qualified as such.

15.4.

Likewise, the breach of the obligation to offer and provide the Most Favorable Price Obligation under the terms of this Clause, shall give rise to the payment of a fine or indemnity as a penalty clause in favor of CORFO, which the Parties assess in advance in the amount of 10 million Dollars. In turn, the breach of the Company’s obligation to comply with the Most Favorable Price Obligation to the Specialized Producer will give rise to the payment of a fine or indemnity as a penalty clause in favor of CORFO, which the Parties assess in advance in the amount equivalent to 3% of the amount of the breached transaction, all this, without prejudice to the liability of the Company towards the Specialized Producer. For the purposes of determining whether an obligation under this Clause has been breached, the Parties shall first resort to the mediation of the Contract Auditor, which shall be carried out within 90 days of being requested by either Party. Once the 90 days have elapsed, any of the Parties may turn to the Arbitral Tribunal. It shall be understood that the Company does not comply or partially complies with the Most Favorable Price Obligation, if at any time during the term of the agreement, it unjustifiably refuses to sell lithium products at the Preferential Price to the Specialized Producer, or unjustifiably sells to the Specialized Producer a percentage of lithium products less than that designated as subject to the Most Favorable Price Obligation. The Company shall identify and reclassify current exports of lithium products into battery grade lithium carbonate, technical grade lithium carbonate, battery grade lithium hydroxide, technical grade lithium hydroxide and other lithium products in order to facilitate the calculation of the Preferential Price. This work will be reported to the National Customs Service so that it will have specific information regarding each product category, so that, within the framework of its powers, the National Customs Service may develop proposals for improvements to the tariff classifications.

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SIXTEENTH: Force Majeure.

Each Party shall be excused from the performance of its obligations in accordance with this Agreement to the extent such failure is due to a Force Majeure Event and for the duration of the Force Majeure Event, and the Party not affected by the Force Majeure Event shall continue to perform its obligations. The Party affected by a Force Majeure Event shall notify the other Party in writing of the occurrence of the Force Majeure Event within 72 hours of the occurrence of the event or as soon as reasonably possible.

SEVENTEENTH: Company’s Obligation of Boundary Marking.

The Company undertakes to construct, maintain, keep in place and replace at its own expense the boundary markers placed at the vertices of the Properties and the Rigo Properties. Consequently, it is the Company’s obligation to complete and maintain at its own expense the network of physical boundary markers for the entire perimeter of said Properties in accordance with the terms established in Article 118 of the Mining Code. Within a period of 1 year from the Commencement Date, the Company will construct and replace the pending milestones and boundaries at the vertices of the aforementioned appurtenances. For these purposes, to the extent necessary and as required by the Company, CORFO shall, at the request of the Company, grant and deliver such court orders as may be reasonably required by the Company to enable it to comply with this obligation.

EIGHTEENTH: Mandate and Provision of Accounts.

CORFO hereby delegates, grants and confers a broad and irrevocable special mandate or power of attorney to and in favor of the Company, which accepts and is interested in such and for the entire Term of the Agreement in order for the latter to assume the judicial and extrajudicial defense and effectively safeguard the subsistence and integrity, both legal and material, and the exclusive and exclusionary control of each and every one of the Properties, the Rigo Properties, the Sal and Salar Properties and all other Assets Subject to Restitution. The Company shall exercise for such purpose each and every one of the actions, exceptions and other rights enjoyed by the holders of petitions, manifestations, mining exploitation concessions, mining exploration concessions, exploration permits and subterranean water and surface water exploitation rights, among others, to guarantee and defend the control, validity, subsistence, integrity, exclusivity and other aspects that may be applicable in relation to each and every one of such properties. All expenses incurred by the mandate shall be borne by the Company and CORFO shall be exempt from any costs arising from this concept. It is the obligation of the Companies to deliver an annual report and to provide an account of the mandate conferred with respect to all the actions related to the administration, custody, protection, safeguard, and legal and material conservation of the Properties and the Rigo Properties, the Sal and Salar Properties, and the Assets Subject to Restitution; as well as an annual report of the actions related to the administration, custody and protection, safeguard, and legal and material conservation of the mining concessions existing within Protection Ring 10.

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NINETEENTH: External Auditor.

The Parties agree to appoint two external auditors (the “External Auditors”), who will report to CORFO and the Company’s Directors’ Committee regarding the correct, complete and timely compliance with (i) of the Company’s environmental obligations (the “Environmental Auditor “) and (ii) of the Agreement and the Project Agreement (the “Contract Auditor”), with due regard to CORFO’s own supervisory powers under such agreements. The External Auditors will be proposed by CORFO through a list of three candidates, and appointed by the Company. If the Company does not select the External Auditors within 10 Business Days of the presentation of the list of three, CORFO must present a second list of three. If the Company does not select the External Auditors within the same period, the appointment shall be made by the Arbitral Tribunal. The External Auditors shall be paid by CORFO and the Company, in equal parts. The External Auditors, their partners, those who sign the reports, those in charge of directing the audit and all members of the audit team must have independence of judgment with respect to SQM and its Related Parties and CORFO; they must not be providing services simultaneously nor have provided during the last 3 years to the Company and its Related Parties, nor to CORFO or its committees, or competitors of the Company, auditing and/or environmental services respectively. It shall be understood that those that do not engage in the causes for affecting independence of judgment of Articles 243 and 244 of the Securities Market Law have independence of judgment with respect to the Company as an audited entity and its Related Parties. The Contract Auditor must be an accounting auditing firm responsible for annually reviewing compliance with the Agreement in terms of full and timely payment of the Rent and other financial obligations. Without limiting the foregoing, at CORFO’s request, a specific service of collection, processing, systematization and certification of the integrity and authenticity of the information and documentation regarding compliance with the contract, which could be derived from the regular reviews that CORFO carries out in the performance of its functions, may be required. The list of three candidates to be submitted by CORFO as Contract Auditor shall include companies with experience in accounting auditing and revenues for accounting services of at least US$ 1 million per year prior to their hiring. The list of three candidates to be presented by CORFO as potential Environmental Auditor shall include companies with recognized prestige in this area and with revenues for environmental consulting services of at least US$ 1 million the year prior to their hiring. The External Auditors shall issue an annual report, notwithstanding that, at CORFO’s request, a specific review service or a more in-depth analysis that may arise from an audit during the course of the year may be required, in which case, the cost shall be assumed by CORFO. The External Auditors will serve for 3 years. Notwithstanding the foregoing, CORFO or the Directors’ Committee of the Company may terminate in advance, for justified reasons, the term of the contract with the respective auditing firm, appointing a new firm according to the same mechanism stated above for a new three-year term. The Company and CORFO must have access to drafts prior to both audits, so that they have the possibility of including their comments and that they can be annexed to the final report.

TWENIETH: Grounds for Early Termination and Cure Periods.

20.1.	CORFO may terminate the Agreement early, without indemnity or compensation rights for the Companies, in any of the following situations:

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(a)	The termination, early or otherwise, of the Project Agreement and/or the dissolution or termination of the Company.
(b)

Voluntary abandonment by the Company of the work related to this Agreement and the Project Agreement, which shall be deemed to have occurred in the event that the Company suspends operations for a period of more than two years and which is not caused by a Force Majeure Event.

(c)

Insolvency of the Company, meaning: (i) that the Company initiates a reorganization proceeding; (ii) that the Company requests its voluntary liquidation; or (iii) that the compulsory liquidation of the Company is decreed; all in accordance with the provisions of Law No. 20,720.

(d)	Delinquency or simple delay on the part of the Company in the payment of Rent for two consecutive Rent Periods, or if the Company pays the Rent late five times in a period of two calendar years.
(e)

The execution of any legal act or the constitution of any lien by the Company or its Related Parties without the prior express, specific and written consent of CORFO on the assets granted, transferred or leased by CORFO to the Company under this Agreement or the Project Agreement, or the assets that have replaced or may replace them in the future, and those in respect of which restitution has been agreed, a purchase option has been granted, or Acquisition Right, and/or those which the Companies have been obligated to transfer upon termination of the Agreement and which jeopardize the referenced restitution, purchase option, Acquisition Right and/or transfer, in full and without encumbrances and obligations related thereto or rights whose restitution has been agreed by CORFO and the Company upon termination of this Agreement and the Project Agreement. The foregoing, in the terms and subject to the provisions of letter (b) of the Eleventh Clause (Prohibitions).

(f)	If the Company is obligated to make additional payments to CORFO for more than 5 different times due to the use of the Appeals and/or arbitration procedure.
(g)	Non-payment of mining concession fees for the Properties, the Rigo Properties, and the Sal and Salar Properties.
(h)	Non-compliance by the Company with the prohibition on commercializing Lithium Brine extracted from the Properties, established in the Twenty-Second Clause (Prohibitions).
(i)

Application of any final sanction in environmental sanctioning proceedings, including the exercise of any legal recourse proceeding against it, that is relevant and that is due to serious environmental damage that cannot be remedied, mitigated and/or environmentally compensated by the Company, resulting from non-compliance or very serious infringement of environmental regulations or provisions of any RCA and that have been previously

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forewarned by the Environmental Auditor, without the Company having taken the appropriate measures in due time.

20.2.

The following shall not constitute grounds for early termination of the Agreement: (y) Differences in the payment of Rent in amounts not exceeding 5% of the average annual Rent for the preceding 3 calendar years; (z) failure to pay, deliver or return assets or rights not exceeding 10 million Dollars, or which by their nature do not constitute or are not an asset or assets indispensable for the development, exploitation and benefit of the Properties.

20.3.

If CORFO believes that the Companies have engaged in the grounds for termination set forth in Sections 20.1(c), 20.1(d), 20.1(e), 20.1(g), and 20.1(h)it may notify the defaulting party by letter delivered by notary public addressed to the attorneys-in-fact designated in this Agreement to receive communications or to those who replace or substitute them, specifying the event, its circumstances and attaching the background information on which it is based. In such event the party charged with default shall remedy the default within a period of (i) 30 Business Days for the reasons in Sections 20.1(c), 20.1(d) and 20.1(h), and (ii) 90 Business Days for the reasons in Sections 20.1(e) and 20.1(g). If the default is not remedied within the said period CORFO may terminate the Agreement by giving notice of termination. The foregoing is limitation of any other action or right of CORFO.

TWENTY-FIRST: Guaranty and Joint and Several Co-Debt.

Sociedad Química y Minera de Chile S.A. establishes itself as guarantor and joint and several co-debtor in favor of CORFO, for all the obligations assumed by the Company under this Agreement, especially those of payment of the Rent and mining concession fees, accepting as of now the extensions, agreements and/or renewals that may be agreed or granted to the Company with respect to these obligations by CORFO.

TWENTY-SECOND: Term.

The present consolidated text of the Agreement shall be in force from the Commencement Date and until December 31, 2030 or any other date prior to that which may be agreed by the Parties or which results from the application of the Twentieth Clause (Causes for Early Termination and Remediation Period) (the “Term of the Agreement”).

TWENTY THIRD: Confidentiality.

23.1.

Given that CORFO under this Agreement will have access to relevant information and background on the Companies, which implies the management and knowledge of confidential and sensitive information of the Companies, CORFO agrees to maintain under strict reserve and confidentiality the information that the Company delivers to it on the occasion of the execution of the Agreements. In addition, and in order to avoid that such information may be known by third parties and especially by competitors of the Company, and in order to prevent any risk of infringement of Decree Law 211 of 1973, which establishes Rules for the Defense of Free Competition. CORFO undertakes to use its best efforts so that its executives,

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directors, representatives, employees, lawyers, consultants, advisors or other representatives are subject to the same obligations of confidentiality, with CORFO responding in any case for a breach by any of them. The foregoing excludes information that must be delivered by law or in compliance with a court order or any administrative or supervisory authority legally empowered to require such delivery, in which case, CORFO will give advance written notice to the Company of such requirement, except in those cases in which CORFO is legally prohibited from giving such notice to the Company.

23.2.	The Parties shall ensure that the External Auditors are subject to the same obligations contained in this Clause.
23.3.	The obligations under this Clause shall remain in force for the entire Term of the Agreement and shall survive for the 5 years following its termination.

TWENTY-FOURTH: Agreement Modifications.

Any total or partial modification of or of any of the terms of this Agreement shall only take effect to the sole and exclusive extent that it has been previously agreed and authorized in writing and in such = express sense by the Parties.

TWENTY-FIFTH: Dispute Resolution and Arbitration.

All difficulties or disputes relating to this Agreement, including, without limitation, those relating to its performance or breach, application, interpretation, validity or invalidity, enforceability, nullity or resolution, determination of damages in connection with its breach and questions relating to the tribunal’s own jurisdiction and venue, shall be resolved by an arbitral tribunal composed of three mixed arbitrators, that is, arbitrators as to procedure and arbitrators ruling in judgment (the “Arbitral Tribunal”), in accordance with the Arbitration Procedural Rules of the Arbitration and Mediation Center of the Santiago Chamber of Commerce A.G. in effect on the date the arbitration proceeding commences. If, together with an arbitration under this Agreement, a dispute arises in relation to the Project Agreement, both disputes shall be heard by the same arbitral tribunal, and both proceedings shall be joined to end with a single judgment. The Party requesting arbitration shall appoint the first arbitrator together with its request for arbitration to the Arbitration and Mediation Center of the Santiago Chamber of Commerce A.G. and shall communicate to the other party the name of the arbitrator appointed and the request made to the CAM. The other Party shall appoint the second arbitrator within 15 days of being notified of the request for arbitration and the name of the arbitrator appointed by the other party. The two arbitrators appointed by the Parties shall appoint the third arbitrator within 15 days after the notification of the appointment of the second arbitrator. In the event that (i) the other Party fails to appoint an arbitrator or (ii) the two arbitrators appointed by the Parties fail to reach an agreement with respect to the appointment of a third arbitrator within the time limits set forth above, it shall be the duty of the Santiago Chamber of Commerce A.G. to appoint the second arbitrator and third arbitrator, or only the latter, as the case may be, for which purpose the Parties grant special and irrevocable power of attorney to the Santiago Chamber of Commerce A.G. so that, at the written request of any of the Parties, it may appoint the mixed arbitrators from

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among the lawyers who are members of the arbitration body of the CAM. Together with the appointment of each arbitrator, the Parties shall have the right to veto, without cause, up to a maximum of three of the arbitrators of the aforementioned arbitration body. If, for any reason, the Santiago Chamber of Commerce A.G. is unable to fulfill its mandate, the appointment of the second and/or third arbitrator, as the case may be, shall be made by any of the judges on duty in civil matters of the commune of Santiago, and the appointment shall be made by a person who has served as an attorney member of the Supreme Court for at least three years, or by a person who, at the time of the appointment, has been a member of the Supreme Court for at least three years, or in a person who at the time of the commitment is a professor of civil law or commercial law at the law schools of the Universidad de Chile or Pontificia Universidad Católica de Chile, based in Santiago, for at least five years.

The arbitration proceedings shall be conducted in the city of Santiago and in a confidential manner, and the appointed arbitrators and the Parties shall be prohibited from communicating to third parties the terms of the arbitration and the background information presented therein or brought to the attention of the Arbitral Tribunal by the opposing party, except to the extent that such communication is necessary for the purposes of the legal proceedings requested or carried out by the Parties or constituting a legal requirement. There will be no recourse against a final judgment of the Arbitral Tribunal, except in the case of a complaint, a cassation appeal on the grounds of ultrapetita or incompetence, and an appeal for clarification, rectification or amendment. In the case of other decisions, an appeal for reconsideration may proceed. The existence of a dispute or controversy regarding the performance or non-performance of the Agreement shall not authorize the Parties to unilaterally suspend the performance of their reciprocal obligations, subject to the Arbitral Tribunal’s decision. In the event of the expiration of the time for the Arbitral Tribunal to exercise its jurisdiction, unless otherwise agreed by the Parties, a new Arbitral Tribunal shall be appointed in the same manner as the first Arbitral Tribunal was appointed, which shall continue the proceedings in the state in which they were at the expiration of the time limit of the first Arbitral Tribunal, all the proceedings before the first Arbitral Tribunal being valid and effective. In this case, the new Arbitral Tribunal to be appointed shall be composed of persons other than those who were members of the tribunal which failed to perform its duties within the term.

TWENTY SIXTH: Anti-Corruption Regulations.

The Parties represent and warrant that they comply with and undertake to comply with applicable laws, including laws prohibiting bribery, money laundering, financing of terrorism and the receipt of stolen goods, contained in the laws of Chile (the “Anti-Corruption  Laws”). CORFO declares that it is an agency of the Chilean State Administration, and as such, it is subject to the Constitution, the laws of the Republic and its own rules and regulations, which include CORFO’s Crime Prevention Manual and Code of Ethics.

The Parties shall adopt the measures, within the sphere of their competences, aimed at ensuring that the assets coming directly or indirectly from the Company, or those to which it has access by virtue of this Agreement, whatever their nature, are not used for illegal purposes or as part of any crime under the Anti-Corruption Laws. It is the intention of the Parties that no payments or transfers of value that have the object or effect of bribery or, in general, actions or uses of goods or monies in relation to public or private entities or officials that

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constitute the performance of illegitimate or improper acts in accordance with the Anti-Corruption Laws shall be made.

The Parties represent that they have not made or promised to make, and agree not to make or promise to make, in connection with this Agreement, any payment or transfer of anything of value, directly or indirectly, if such payment or transfer would violate the laws of the country in which it is made or the Anti-Corruption Laws: (i) to any person working for the State, a government, public entity (including employees of corporations owned or controlled by the State) or public international organization; (ii) to any political party, political party official or candidate; (iii) to an intermediary for payment to any of the foregoing; (iv) to any officer, director, employee or representative of any actual or potential customer of SQM and its Related Parties; (v) to any officer, director or employee of SQM or any of its Related Parties; or (vi) to any other person or entity.

No representative, employee, contractor or consultant of the Parties shall be authorized under any circumstances, nor under the instruction of the Companies or their employees or representatives, to perform any of the activities prohibited by the Anti-Corruption Laws, the CORFO Crime Prevention Manual and Code of Ethics, or any other applicable law, not even under the pretext of complying with the Company’s instructions or creating a benefit for the Company.

The Parties shall prepare and maintain accurate accounting books and records relating to payments made in connection with this Agreement. The Parties shall develop and maintain a system of internal accounting controls sufficient to comply with the accounting requirements and laws of Chile, including the Anti-Corruption Laws.

Each Party shall inform the other Party in a timely manner and in writing if, at any time, s any of the statements made in this Clause change or it becomes aware of a situation that may result in a breach of this Clause.

TWENTY SEVENTH: CORFO’s Cooperation with the Company.

CORFO will cooperate in good faith with the efforts of SQM and/or the Company to develop the project that is the object of this Agreement. Without limiting the generality of the foregoing, CORFO will grant, in appropriate cases, such documents as the Company may reasonably request and, by virtue of the principle of collaboration and coordination of public agencies, and always within the scope of its powers, will carry out before governmental agencies, such actions as may be appropriate for the Project. The Company acknowledges and agrees that, except as otherwise provided under applicable law, neither CORFO nor its representatives shall have any liability or obligation under this Clause, nor shall CORFO or its representatives be obligated or required to perform any of the Company’s obligations under this Agreement, the Project Agreement or the RCAs.

TWENTY-EIGHTH: CORFO Board Agreement.

CORFO puts on record that it agrees to sign this Agreement in accordance with the provisions of Council Agreement No. 2,988/2018, dated January 12, 2018.

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TWENTY-NINTH: Power to Bearer and Power to Rectify.

The Parties empower the bearer of an authorized copy of this Agreement to request and obtain the appropriate inscriptions, subinscriptions, annotations and cancellations in the pertinent Registries of the corresponding Registrars. Notwithstanding the foregoing, the Parties grant power of attorney to Mr. Pablo Lagos Puccio and Mrs. Eliana Muñoz Zoffoli so that either one of them, together with any one of Mr. Nicolás Luco Illanes and Mr. Gonzalo Aguirre Toro, and in order to obtain the corresponding inscriptions, may sign on behalf of their principals the public or private instruments required to specify, clarify, rectify, or add to this deed in relation to the individualization and specification of the Properties or their titles and to clarify, rectify or add to the information, background or quotations of deeds, registrations or any other kind related to them, being able to grant one or more minutes in accordance with the provisions of the regulations of the applicable conservatory registry.

THIRTIETH: Notices.

Until written notice specifying a different address is given, any notice with respect to the Agreement and the Documents shall be deemed to have been duly given if delivered personally or by registered letter addressed to:

(a)

The Chief Executive Officer of SQM Salar S.A., SQM Potasio S.A. and Sociedad Química y Minera de Chile S.A., at the address of El Trovador 4285, 6th Floor, Las Condes, with a copy to the Vice-President of Legal, at the same address.

(b)	The Executive Vice President of CORFO at the address of Moneda 921, 8th Floor, Santiago, Chile.

Notice by public or private mail company, with certification and guarantee of delivery shall be deemed to have been given on the day duly certified by such company.

THIRTY-FIRST: Representation and Warranties.

Each Party to this Agreement represents and warrants to the other with respect to itself that:

(a)

It is an entity duly organized and existing under the laws of its jurisdiction of formation and has full right, power and authority to enter into and perform its obligations under this Agreement and the Documents, that the execution, delivery and performance of this Agreement and the Documents have been validly authorized and that the obligations contained in this Agreement and the Documents are legally valid and enforceable in accordance with their terms.

(b)

The performance by the Company of this Agreement and the other documents supplemental hereto and the performance of the obligations contemplated therein are not in conflict with or in violation of and do not violate or infringe upon any statute, regulation, judgment, order, decree, contract, mortgage, agreement, mineral concession or right, deed of trust, deed or other instrument to which it is a party or by which any of its property or assets is pledged and does not result in the creation or imposition of any lien, charge, claim or pledge on its property or assets.

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(c)

No authorization, filing or approval is required in connection with the execution, delivery and performance of this Agreement and the Project Agreement except for the authorization of CCHEN. All the previous representations and warranties mentioned herein are deemed material, essential and controlling for the execution of this Agreement and the rights of the respective Parties to this Agreement and the Documents in connection with such representations and warranties shall survive the execution and delivery of this Agreement and the performance of all or any part of its provisions.

(d)	The Company will use its best efforts to submit and comply with tax regulations relating to advance pricing arrangements involving lithium and potassium products.

THIRTY-SECOND: Applicable Law.

This Agreement shall be governed by Chilean law.

THIRTY-THIRD: Expenses.

All notary fees and expenses incurred in connection with the execution of this Agreement shall be borne by the Company.

THIRTY- FOURTH: Interpretation.

In this Agreement, the following shall be understood, unless the context otherwise requires:

(a)	Headings are for convenience only and shall not affect the interpretation of this Agreement;
(b)	Unless otherwise specified, references to “Clauses”, “Sections” and “Annexes” constitute references to the clauses, sections and annexes of this Agreement;
(c)	Each and every one of the Annexes are part of this Agreement for all legal and contractual purposes, and are formalized together with this deed under number 202.
(d)

The expression “days” means calendar days, notwithstanding the foregoing, in the event that a term expires on a Saturday, Sunday or holiday, the term shall be extended until the immediately following business day, and the expression “Business Days” has the meaning indicated in the Fifth Clause (Definitions);

(e)	References to any Party or governmental entity named in this Agreement shall include its successors or permitted assigns;
(f)	The reference to plural shall have the same meaning as the singular defined above, and vice versa; and
(g)

Reference to any document or agreement, including this Agreement, shall be deemed to include references to such document or agreement, as amended, supplemented or replaced from time to time, if such amendment, supplement or replacement is

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specifically authorized by this Agreement in accordance with its terms, and as applicable, subject to compliance with the requirements contained herein.

(h)	In numerical expressions and amounts of money, a period is used to separate thousands, and a comma is used to indicate decimals.
(i)

With respect to securities or indexes used in this Agreement: (i) If at any time during the Term of the Agreement any index used in this Agreement ceases to be published and is not replaced as indicated in this Agreement, the Parties, acting in good faith, shall agree on the mechanism to replace it, applying to that effect parameters equivalent to those considered in the original indexes; and (ii) If any index or value is published with any error, and this is corrected within the following twelve months, then the Parties shall correct the value or index by proceeding to the corresponding re-statements.

(j)	The conversion of the various lithium products shall be governed by the equivalency factors set forth in Annex 10.

FIRST TRANSITORY: Properties.

CORFO owns the following 28,054 OMA mining properties, each with an area of five hectares, located in the Salar de Atacama, commune of San Pedro de Atacama, Antofagasta Region: OMA Mining Properties two thousand four hundred and fifty-six to two thousand five hundred and ten. OMA Mining Properties two thousand eight hundred and thirty-one to two thousand eight hundred and ninety-five. OMA Mining Properties three thousand two hundred and six to three thousand two hundred and eighty. OMA Mining Properties three thousand five hundred eighty-one to three thousand six hundred eighty-eighty. OMA Mining Properties three thousand nine hundred and fifty-one to four thousand one hundred and eighty. OMA Mining Properties four thousand three hundred and thirty-one to four thousand five hundred and sixty. OMA Mining Properties four thousand seven hundred and one to four thousand nine hundred and forty. OMA Mining Properties five thousand eighty-one to five thousand three hundred and twenty. OMA Mining Properties five thousand four hundred and forty-one to five thousand seven hundred. OMA Mining Properties five thousand eight hundred twenty-one to six thousand eighty-one. OMA Mining Properties six thousand one hundred ninety-one to six thousand four hundred sixty. OMA Mining Properties six thousand five hundred seventy-one to six thousand eight hundred forty. OMA Mining Properties six thousand nine hundred and forty-one to seven thousand two hundred and twenty. OMA Mining Properties seven thousand three hundred twenty-one to seven thousand five hundred ninety. OMA Mining Properties seven thousand six hundred ninety-one to seven thousand nine hundred sixty. OMA Mining Properties eight thousand seventy-one to eight thousand three hundred and thirty. OMA Mining Properties eight thousand four hundred and forty-one to eight thousand six hundred and fifty. OMA Mining Properties eight thousand six hundred seventy-one to eight thousand seven hundred five. OMA Mining Properties eight thousand eight hundred twenty-one to nine thousand thirty. OMA Mining Properties nine thousand fifty-one to nine thousand eighty. OMA Mining Properties nine thousand one hundred ninety-one to nine thousand four hundred. OMA Mining Properties nine thousand four hundred and thirty-one to nine thousand four hundred and fifty-five. OMA Mining Properties nine

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thousand five hundred and seventy-one to nine thousand seven hundred and eighty. OMA Mining Properties nine thousand eight hundred and eleven to nine thousand eight hundred and thirty-five. OMA Mining Properties nine thousand nine hundred forty-one to ten thousand one hundred and fifty. OMA Mining Properties ten thousand three hundred twenty-one to ten thousand five hundred twenty-one. OMA Mining Properties ten thousand six hundred ninety-one to ten thousand nine hundred. OMA Mining Properties eleven thousand seventy-one to eleven thousand two hundred and eighty. OMA Mining Properties eleven thousand four hundred and forty-one to eleven thousand six hundred and fifty. OMA Mining Properties eleven thousand eight hundred twenty-one to twelve thousand thirty. OMA Mining Properties twelve thousand one hundred ninety-one to twelve thousand four hundred. OMA Mining Properties twelve thousand five hundred seventy-one to twelve thousand seven hundred eighty. OMA Mining Properties thirteen thousand one hundred and fifty-one to thirteen thousand four hundred and seventy. OMA Mining Properties thirteen thousand eight hundred and fifty-one to fourteen thousand one hundred and seventy. OMA Mining Properties fourteen thousand five hundred and fifty-one to fourteen thousand eight hundred and sixty. OMA Mining Properties fifteen thousand two hundred and fifty-one to fifteen thousand five hundred and sixty. OMA Mining Properties fifteen thousand nine hundred and fifty-one to sixteen thousand two hundred and sixty. OMA Mining Properties sixteen thousand six hundred and fifty-one to sixteen thousand nine hundred and sixty. OMA Mining Properties seventeen thousand three hundred and fifty-one to seventeen thousand six hundred and sixty. OMA Mining Properties eighteen thousand and fifty-one to eighteen thousand three hundred and sixty. OMA Mining Properties eighteen thousand seven hundred and fifty-one to nineteen thousand sixty. OMA Mining Properties nineteen thousand four hundred and fifty-one to nineteen thousand seven hundred and sixty. OMA Mining Properties twenty thousand one hundred and fifty-one to twenty thousand four hundred and sixty. OMA Mining Properties twenty thousand eight hundred and fifty-one to twenty-one thousand one hundred and sixty. OMA Mining Property twenty-one thousand five hundred and fifty-one to twenty-one thousand eight hundred and sixty. OMA Mining Property twenty-two thousand two hundred and fifty-one to twenty-two thousand five hundred and sixty. OMA Mining Property twenty-two thousand nine hundred and fifty-one to twenty-three thousand two hundred and sixty. OMA Mining Properties twenty-three thousand six hundred and fifty-one to twenty-three thousand nine hundred and sixty. OMA Mining Properties thirty thousand four hundred eleven to thirty thousand four hundred twenty. OMA Mining Properties twenty-four thousand three hundred and fifty-one to twenty-four thousand six hundred and fifty. OMA Mining Properties twenty-five thousand and fifty-one to twenty-five thousand three hundred and fifty. OMA Mining Properties twenty-five thousand seven hundred and fifty-one to twenty-six thousand fifty. OMA Mining Property twenty-six thousand four hundred and fifty-one to twenty-six thousand seven hundred and fifty. OMA Mining Properties twenty-seven thousand one hundred and fifty-one to twenty-seven thousand four hundred and fifty. OMA Mining Property twenty-seven thousand eight hundred and fifty-one to twenty-eight thousand one hundred and fifty. OMA Mining Property twenty-eight thousand five hundred and fifty-one to twenty-eight thousand eight hundred and fifty. OMA Mining Property twenty-nine thousand two hundred and fifty-one to twenty-nine thousand five hundred and fifty. OMA Mining Properties twenty-nine thousand nine hundred and fifty-one to thirty-three thousand two hundred and fifty. OMA Mining Properties thirty thousand six hundred and fifty-one to thirty thousand nine hundred and fifty. OMA Mining Properties thirty-one thousand one hundred and eleven to thirty-one thousand one hundred and twenty. OMA

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Mining Properties thirty-one thousand three hundred and fifty-one to thirty-one thousand six hundred and fifty. OMA Mining Properties thirty-one thousand eight hundred eleven to thirty-one thousand eight hundred twenty. OMA Mining Properties thirty-two thousand fifty-one to thirty-two thousand three hundred and fifty. OMA Mining Properties thirty-two thousand five hundred eleven to thirty-two thousand five hundred twenty. OMA Mining Properties thirty-two thousand seven hundred and fifty-one to thirty-three thousand fifty. OMA Mining Properties thirty-three thousand two hundred and one to thirty-three thousand two hundred and twenty. OMA Mining Properties thirty-three thousand four hundred and fifty-one to thirty-three thousand seven hundred and fifty. OMA Mining Properties thirty-three thousand nine hundred and one to thirty-three thousand nine hundred and twenty. OMA Mining Properties thirty-four thousand one hundred and fifty-one to thirty-four thousand four hundred and fifty. OMA Mining Properties thirty-four thousand five hundred ninety-one to thirty-four thousand six hundred twenty. OMA Mining Properties thirty-four thousand nine hundred twenty-one to thirty-five thousand two hundred twenty. OMA Mining Properties thirty-five thousand three hundred and sixty-one to thirty-five thousand three hundred and ninety. OMA Mining Properties thirty-five thousand six hundred ninety-one to thirty-five thousand nine hundred ninety. OMA Mining Properties thirty-six thousand one hundred twenty-one to thirty-six thousand one hundred sixty. OMA Mining Properties thirty-six thousand four hundred and sixty-one to thirty-six thousand seven hundred and sixty. OMA Mining Properties thirty-six thousand eight hundred ninety-one to thirty-six thousand nine hundred thirty. OMA Mining Properties thirty-seven thousand two hundred and thirty-one to thirty-seven thousand five hundred and thirty. OMA Mining Properties thirty-seven thousand six hundred sixty-one to thirty-seven thousand seven hundred. OMA Mining Properties thirty-eight thousand one to thirty-eight thousand three hundred. OMA Mining Properties thirty-eight thousand four hundred thirty-one to thirty-eight thousand four hundred seventy. OMA Mining Properties thirty-eight thousand seven hundred seventy-one to thirty-nine thousand seventy-one to thirty-nine thousand seventy. OMA Mining Properties thirty-nine thousand one hundred ninety-one to thirty-nine thousand two hundred forty. OMA Mining Properties thirty-nine thousand five hundred forty-one to thirty-nine thousand eight hundred forty. OMA Mining Properties thirty-nine thousand nine hundred and sixty-one to forty-one thousand ten. OMA Mining Properties forty thousand three hundred and eleven to forty thousand six hundred and ten. OMA Mining Properties forty thousand seven hundred twenty-one to forty thousand seven hundred eighty. OMA Mining Property forty-one thousand eighty-one to forty-one thousand three hundred and eighty-one to forty-one thousand three hundred and eighty. OMA Mining Properties forty-one thousand four hundred ninety-one to forty-one thousand five hundred fifty. OMA Mining Properties forty-one thousand eight hundred and fifty-one to forty-two thousand one hundred and fifty. OMA Mining Property forty-two thousand two hundred and fifty-one to forty-two thousand two hundred and ninety. OMA Mining Property forty-two thousand five hundred and fifty-one to forty-two thousand eight hundred and fifty. OMA Mining Property forty-two thousand nine hundred and fifty-one to forty-two thousand nine hundred and ninety. OMA Mining Properties forty-three thousand two hundred and fifty-one to forty-three thousand five hundred and fifty. OMA Mining Properties forty-three thousand six hundred and eleven to forty-three thousand six hundred and ninety. OMA Mining Properties forty-three thousand nine hundred and fifty-one to forty-four thousand two hundred and fifty. OMA Mining Properties forty-four thousand three hundred and eleven to forty-four thousand three hundred and ninety. OMA Mining Properties forty-four thousand six hundred and fifty-one to forty-four thousand nine

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hundred and fifty. OMA Mining Properties forty-five thousand eleven to forty-five thousand ninety. OMA Mining Properties forty-five thousand three hundred and fifty-one to forty-five thousand six hundred and fifty. OMA Mining Property forty-five thousand seven hundred and eleven to forty-five thousand seven hundred and eighty. OMA Mining Property forty-six thousand fifty-one to forty-six thousand three hundred and sixty. OMA Mining Properties forty-six thousand four hundred and one to forty-six thousand four hundred and eighty. OMA Mining Properties forty-six thousand seven hundred and fifty-one to forty-seven thousand sixty. OMA Mining Property forty-seven thousand one hundred and one to forty-seven thousand one hundred and seventy. OMA Mining Properties forty-seven thousand four hundred and fifty-one to forty-seven thousand eight hundred and seventy. OMA Mining Property forty-eight thousand one hundred and fifty-one to forty-eight thousand five hundred and sixty. OMA Mining Property forty-eight thousand eight hundred and fifty-one to forty-nine thousand two hundred and sixty. OMA Mining Properties forty-nine thousand five hundred and fifty-one to forty-nine thousand nine hundred and fifty. OMA Mining Properties fifty thousand two hundred and fifty-one to fifty thousand six hundred and fifty. OMA Mining Properties fifty thousand nine hundred and fifty-one to fifty-one thousand three hundred and forty. OMA Mining Properties fifty-one thousand six hundred and fifty-one to fifty-two thousand forty. OMA Mining Properties fifty-two thousand three hundred and fifty-one to fifty-two thousand seven hundred and thirty. OMA Mining Properties fifty-three thousand and fifty-one to fifty-three thousand and four hundred and thirty. OMA Mining Properties fifty-three thousand seven hundred and fifty-one to fifty-four thousand one hundred and twenty. OMA Mining Properties fifty-four thousand four hundred and fifty-one to fifty-four thousand eight hundred and twenty. OMA Mining Properties fifty-five thousand one hundred and fifty-one to fifty-five thousand five hundred and fifteen. OMA Mining Properties fifty-five thousand eight hundred and fifty-one to fifty-six thousand two hundred and fifteen. OMA Mining Properties fifty-six thousand five hundred and fifty-one to fifty-six thousand seven hundred and seventy. OMA Mining Properties fifty-nine thousand three hundred ninety-one to fifty-nine thousand four hundred sixty. OMA Mining Properties fifty-six thousand eight hundred and one to fifty-six thousand nine hundred and fifteen. OMA Mining Properties fifty-seven thousand two hundred and fifty-one to fifty-seven thousand four hundred and seventy. OMA Mining Properties fifty-seven thousand five hundred and thirty-one to fifty-seven thousand six hundred and ten. OMA Mining Properties fifty-seven thousand nine hundred and fifty-one to fifty-seven thousand nine hundred and fifty-nine. OMA Mining Properties fifty-seven thousand nine hundred and seventy-four to fifty-eight thousand one hundred and seventy. OMA Mining Properties fifty-eight thousand two hundred and forty-one to fifty-eight thousand three hundred and ten. OMA Mining Properties fifty-eight thousand six hundred and fifty-one to fifty-eight thousand six hundred and fifty-nine. OMA Mining Properties fifty-eight thousand six hundred ninety-two to fifty-eight thousand eight hundred sixty. OMA Mining Properties fifty-eight thousand nine hundred and fifty-one to fifty-nine thousand. OMA Mining Properties fifty-nine thousand four hundred seventy-six to fifty-nine thousand five hundred sixty. OMA Mining Properties fifty-nine thousand six hundred fifty-one to fifty-nine thousand seven hundred.

SECOND TRANSITORY: Sal and Salar properties.

CORFO is owner of the properties of 5 hectares each, located in the commune of San Pedro de Atacama, province of El Loa, Region of Antofagasta, Republic of Chile, which are owned

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by CORFO and registered in its name, as follows: (i) Sal One from one to twenty, registered on pages 1872, number 384, of the Property Register of the Calama Mining Registry corresponding to the year 2012; (ii) Sal Two from one to ten, registered on pages 1873, number 385, of the Property Register of the Calama Mining Registry corresponding to the year 2012; (iii) Sal One from one to five, registered on pages 1862, number 374, of the Property Register of the Calama Mining Registry corresponding to the year 2012; (iv) Salar Second from one to five, recorded on page 1863, number 375, of the Property Register of the Calama Mining Registry for the year 2012; (v) Salar Third from one to twenty-five, recorded on page 1864, number 376, of the Property Register of the Calama Mining Registry for the year 2012; (vi) Salar Fourth from one to twenty-five, registered in page 1865, number 377, of the Property Register of the Calama Mining Registry corresponding to the year 2012; (vii) Salar Fifth from one to twenty-five, registered in page 1866, number 378, of the Property Register of the Calama Mining Registry corresponding to the year 2012; (viii) Salar Sixth from one to twenty-five, registered in page 1867, number 379, of the Property Register of the Calama Mining Registry corresponding to the year 2012; (ix) Salar Seventh from one to twenty-five, registered in page 1868, number 380, of the Property Register of the Calama Mining Registry corresponding to the year 2012; (x) Salar Eighth from one to twenty-five, registered in page 1869, number 381, of the Property Register of the Mining Conservatory of El Loa-Calama corresponding to the year 2012; (xi) Salar Ninth from one to twenty-five, recorded on page 1870, number 382, of the Mining Property Register of the Calama Mining Registry for the year 2012 and (xii) Salar Tenth from one to ten, recorded on page 1871, number 383, of the Property Register of the Calama Mining Registry for the year 2012.

Capacity: The capacity of Mr. Eduardo Bitrán Colodro to act for and on behalf of Corporación de Fomento de la Producción is recorded in Decree number eighty-one of the Ministry of Economy, Development and Tourism dated March 18, 2014. The capacity of Mr. Patricio de Solminihac Tampier and Mr. Ricardo Ramos Rodríguez, to act for and on behalf of Sociedad Química y Minera de Chile S.A., is recorded in a public deed dated January 12, 2018, executed in this notary’s office. The capacity of Mr. Patricio de Solminihac Tampier and Mr. Ricardo Ramos Rodríguez, to act for and on behalf of SQM Salar S.A., is recorded in a public deed dated January 12, 2018, executed in this notary’s office. The capacity of Mr. Patricio de Solminihac Tampier and Mr. Ricardo Ramos Rodríguez, to act for and on behalf of SQM Potasio S.A., is evidenced by a public deed dated January 12, 2018, executed in this notary’s office. The aforementioned instruments are valid, are currently in force, allow the entering into and execution of this document in the terms described herein and are not inserted at the express request of the appearing parties.

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